Ex99(b)4(d)

Contract Number: [B123467 ]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ENDORSED ON THIS CERTIFICATE/CONTRACT ON ITS DATE OF ISSUE:

This contract has been purchased as a Roth Individual Retirement Annuity (Roth IRA) as described in Section 408A of the Internal Revenue Code of 1986, as amended, (hereinafter referred to as the “IRC”). In order to qualify as a Roth IRA, the following provisions apply, notwithstanding any provisions to the contrary in the contract:

1)	NONTRANSFERABLE. Only the annuitant may be the owner, and this contract is not transferable by the owner and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Thrivent Financial for Lutherans (hereafter referred to as “we” and “us”).

2)	OWNERSHIP. This contract is for the exclusive benefit of the owner or his or her beneficiaries.

3)	CONTRIBUTION LIMITATIONS.

a)	Flexible Premium Payments. For annuity contracts that permit flexible premium payments, the following provisions apply:

i)	Maximum Permissible Amount. Except in the case of a qualified rollover contribution or a recharacterization (as defined in (f) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the owner’s Roth IRAs for a taxable year does not exceed the applicable amount (as defined in (a)(ii) below), or the owner’s compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the owner’s compensation is referred to as a “regular contribution.” However, notwithstanding the dollar limits on contributions, an individual may make a repayment of a qualified reservist distribution described in IRC Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

A “qualified rollover contribution” is a rollover contribution of a distribution from an IRA that meets the requirements of IRC Section 408(d)(3), except the one-rollover-per-year rule of IRC Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a “non-Roth IRA”). For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in IRC Section 402A; and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in IRC Section 402(c)(8)(B). Contributions may be limited under (c) through (e) below.

ii)	Applicable Amount. The applicable amount is determined under (1) or (2) below:

1)	If the owner is under age 50, the applicable amount is:

•	$3,000 for any taxable year beginning in 2002 through 2004;

•	$4,000 for any taxable year beginning in 2005 through 2007; and

•	$5,000 for any taxable year beginning in 2008 and years thereafter.

2)	If the owner is 50 or older, the applicable amount is:

•	$3,500 for any taxable year beginning in 2002 through 2004;

•	$4,500 for any taxable year beginning in 2005;

•	$5,000 for any taxable year beginning in 2006 through 2007; and

•	$6,000 for any taxable year beginning in 2008 and years thereafter.

AM-WR-ROTHA IRA (07)	page WR-1

Contract Number: [B1234567    ]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT	(continued)

After 2008, the limits in (ii)(1) and (2) above will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

If the individual was a participant in a 401(k) plan of a certain employer in bankruptcy described in IRC Section 219(c)(5)(C), then the applicable amount under (1) above is increased by $3,000 for the taxable years beginning after 2006 and before 2010 only. An individual who makes contributions under this paragraph may not also make contributions under (2) above.

b)	Single Premium Payment. For annuity contracts that permit one single premium payment, only a single Roth IRA regular contribution (subject to the Roth IRA maximum permissible contribution amount) and/or a single premium qualified rollover contribution (as permitted by IRC Section 408(d)(3)) or a single conversion (as defined in 3(d) below), may be made to this contract. Any such contribution shall be in cash.

c)	Regular Contribution Limit. If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the owner’s Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

i)	The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI,” defined in (g) below) in accordance with the following table:

Filing Status	Full Contribution if Modified AGI is	Phase-Out Range if Modified AGI is	No Contribution if Modified AGI is
Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more

Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more

Married - Separate Return	$0	Between $0 and $10,000	$10,000 or more

If the owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

ii)	If the owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the owner’s non-Roth IRAs for the taxable year.

AM-WR-ROTHA IRA (07)	page WR-2

Contract Number: [B1234567    ]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT	(continued)

d)	Qualified Rollover Contribution Limit. A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth account cannot be made to this IRA if, for the year the amount is distributed from the other plan:

•	the owner is married and files a separate return;

•	the owner is not married and has modified AGI in excess of $100,000; or

•	the owner is married and together the owner and the owner’s spouse have modified AGI in excess of $100,000.

For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the limits in this paragraph (d) do not apply to qualified rollover contributions.

e)	SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). Also, no conversions to a Roth IRA of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the owner first participated in that employer’s SIMPLE IRA plan.

f)	Recharacterization. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Income Tax Regulations as a regular contribution to this Roth IRA, subject to the limits in (c) above.

g)	Modified AGI. For purposes of (c) and (d) above, an owner’s modified AGI for a taxable year is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a “conversion”).

h)	Compensation. “Compensation” means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC Section 1402 included service described in IRC subsection (c)(6). Compensation also includes any amount includible in the owner’s gross income under IRC Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC Section 71(b)(2). In the case of a married owner filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends), amounts not includable in gross income, or any amount received as a pension or annuity or as deferred compensation.

4)	DIVIDENDS/SURPLUS REFUNDS. Any dividends or surplus refunds under this contract (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the purchase of additional benefits.

5)	DISTRIBUTIONS BEFORE DEATH. No amount is required to be distributed prior to the death of the person for whose benefit the contract was originally established.

AM-WR-ROTHA IRA (07)	page WR-3

Contract Number: [B1234567    ]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT	(continued)

6)	DISTRIBUTIONS UPON DEATH.

a)	Distribution Requirements. Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the owner’s interest in the Roth IRA shall be made in accordance with the requirements of IRC Section 408(b)(3), as modified by IRC Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under section 6(c)) must satisfy the requirements of IRC Section 408(a)(6), as modified by IRC Section 408A(c)(5), and the regulations thereunder, rather than paragraphs (b), (c), (d) and (e) below.

b)	Required Distributions. Upon the death of the owner, his or her entire interest will be distributed at least as rapidly as follows:

i)	If the designated beneficiary is someone other than the owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the owner’s death, or, if elected, in accordance with paragraph (b)(iii) below.

ii)

If the owner’s sole designated beneficiary is the owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the owner’s death (or by the end of the calendar year in which the owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

iii)	If there is no designated beneficiary, or if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(ii) above).

iv)	Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(i) or (ii) and reduced by one for each subsequent year.

AM-WR-ROTHA IRA (07)	page WR-4

Contract Number: [B1234567    ]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT	(continued)

c)	Interest in the Roth IRA. The “interest” in the Roth IRA includes the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

d)	Distribution Commencement Date. For purposes of paragraph (b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations or successor provisions, then required distributions are considered to commence on the annuity starting date.

e)	Surviving Spouse Election. If the sole designated beneficiary is the owner’s surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Roth IRA or fails to take required distributions as a beneficiary.

7)	NONFORFEITABLE INTEREST. The entire interest of the owner of this contract is nonforfeitable.

8)	INFORMATION FOR IRS REPORTS. The owner shall provide information to us at such time and in such manner and containing such information as may be necessary for us to prepare any reports required pursuant to IRC Section 408(i) and the regulations thereunder.

9)	ANNUAL REPORTING. We will furnish annual calendar year reports concerning the status of this contract and such information concerning required minimum distributions as is prescribed by the Internal Revenue Commissioner.

10)	AMENDMENTS. We may amend this contract from time to time to comply with the IRC provisions and regulations thereunder.

Signed for Thrivent Financial for Lutherans

President

Secretary

AM-WR-ROTHA IRA (07)	page WR-5